Exhibit 10.5

STOCK OPTION AWARD NOTICE

Stock Option Award Notice under the UAL Corporation 2008 Incentive Compensation Plan, dated as of  «Grant_Month» «Grant_Day», «Grant_Year», between UAL Corporation, a Delaware corporation (the “Company”), and «First» «Last».

This Stock Option Award Notice (this “Award Notice”) sets forth the terms and conditions of an award of options to purchase «Option_Shares»  (the “Award”) of the Company’s common stock, par value $0.01 per share (“Shares”), at a price per Share of $«Exercise_Price» (the “Exercise Price”), that are subject to the terms and conditions specified herein (the “Options”) and that are granted to you under the UAL Corporation 2008 Incentive Compensation Plan (the “Plan”).  The Options are not intended to qualify as “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)).

SECTION 1.  The Plan.  This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Notice.  In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern.

SECTION 2.  Definitions.  Capitalized terms used in this Award Notice that are not defined in this Award Notice have the meanings as used or defined in the Plan.  As used in this Award Notice, the following terms have the meanings set forth below:

“Cause” shall have the meaning set forth in the UAL Corporation Executive Severance Plan, or any successor plan thereto, as in effect from time to time.

“Retirement” means your Termination of Employment, other than for Cause, after attaining age 55 and completing 10 years of continued service (i.e., without any Termination of Employment) with the Company or its Affiliates or attaining age 65.

“Vesting Date” means the date on which your rights with respect to all or a portion of the Options may become fully vested and exercisable, as provided in Section 3(a) of this Award Notice.

SECTION 3.  Vesting and Exercise.  (a)  Vesting.  On each Vesting Date set forth below, your rights with respect to the number of Options that corresponds to such Vesting Date, as specified in the chart below, shall become vested and such Options may be exercised, provided that you must be actively employed by the Company or an Affiliate on the relevant Vesting Date, except as otherwise determined by the Committee in its sole discretion, provided further that, in the event of your Termination of

Employment by reason of death or Disability, all outstanding Options shall immediately become fully vested and immediately exercisable.

Vesting Date	Percentage That Vests	Number of Options That Vest	Aggregate Number of Options Vested

«Vesting_Date_1»

«Vesting_Date_2»

«Vesting_Date_3»

«Vesting_Date_4»

(b)   Exercise of Options.  Options, to the extent that they have vested, may be exercised, in whole or in part (but for the purchase of whole Shares only), by delivery pursuant to the Company’s option exercise program, currently administered by Merrill Lynch (or such successor arrangement established by the Company), of (i) a written or electronic notice, complying with the applicable procedures established by the Committee or the Company, stating the number of Shares with respect to which the Options are thereby exercised and (ii) full payment of the aggregate Exercise Price for the Shares with respect to which the Options are thereby exercised, in accordance with Section 6(b)(iv) of the Plan.  The notice shall be signed by you or any other person then entitled to exercise the Options.  Upon exercise and full payment of the Exercise Price for Shares with respect to which the Options are thereby exercised, the Company shall deliver to you or your legal representative one Share for each Option with respect to which you have exercised and paid.

(c)  Expiration of Options.  Notwithstanding any provision of the Plan or this Award Notice, unless the Committee determines otherwise, in the case of unexercised Options that have become vested prior to your Termination of Employment, such Options will expire (i) 12 months following your Termination of Employment as a result of death or Disability, (ii) five years following your Termination of Employment as a result of Retirement, (iii) immediately upon your Termination of Employment for Cause or (iv) three months following your Termination of Employment for any reason other than death, Disability, Retirement or Cause; provided that all Options will automatically expire on the tenth anniversary of the date of this Award Notice.  For the avoidance of doubt, if the expiration date specified in the immediately preceding sentence is not a business day, then the Options will expire on the last business day immediately preceding such expiration date.

SECTION 4.  Forfeiture of Options.  Unless the Committee determines otherwise, and except as otherwise provided in Section 3(a) of this Award Notice, Section 8 of the Plan regarding Change of Control or Section 9(a) of the Plan regarding Termination of Employment as a result of death or Disability, if any Options awarded to you pursuant to this Award Notice have not become vested and exercisable prior to your Termination of Employment, your rights with respect to such Options shall immediately terminate upon your Termination of Employment, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5.   Non-Transferability of Options.  Unless otherwise provided by the Committee in its discretion and notwithstanding clause (ii) of Section 10(a) of the Plan, during your lifetime the Options shall be exercisable only by you, or, if permissible under applicable law, by your legal guardian or representative, and no Option (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

SECTION 6.  Withholding, Consents and Legends.  (a)  Withholding.  The delivery of Shares pursuant to Section 3(b) of this Award Notice is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 10(d) of the Plan.

(b)  Consents.  Your rights in respect of the Options are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c)  Legends.  The Company may affix to certificates for Shares issued pursuant to this Award Notice any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws).  The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 7.  Successors and Assigns of the Company.  The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 8.  Committee Discretion.  The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Notice, and its determinations shall be final, binding and conclusive.

SECTION 9.  Amendment of this Award Notice.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Notice prospectively or retroactively; provided, however, that, except as set forth in Section 10(e) of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Notice shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Notice and the Options shall be subject to the provisions of Section 7(c) of the Plan).

IN WITNESS WHEREOF, the Company has duly executed this Award Notice as of the date first written above.

UAL CORPORATION

by

Name: Glenn F. Tilton
Title: Chairman, President & CEO